Exhibit 10.1

EMPLOYMENT CONTRACT

THIS CONTRACT IS MADE BETWEEN

Invitel Távközlési Szolgáltató Zrt.

Registered address: 2040 Budaörs, Puskás Tivadar utca 8-10.

Tax no.:

hereinafter referred to as the “Employer”

AND

Name: Tamás Vágány

Place and date of birth:

Mother’s name:

Address:

Healthcare Identification No. (TAJ):

Tax No.:

hereinafter referred to as the “Employee”

NOW THE EMPLOYER AND THE EMPLOYEE ACKNOWLEDGE AND AGREE AS FOLLOWS:

I.	EMPLOYMENT

1.1.	The Employer shall employ the Employee in an employment relationship in accordance with the legal framework established by Act XXII of 1992 on the Labor Code (hereinafter referred to as the “Labor Code”), the relevant and applicable laws and regulations of the Republic of Hungary regarding employment, the applicable internal regulations of the Employer and the provisions of this Employment Agreement.

1.2.	The employer’s rights over the Employee may be exercised by the person or persons who is or are authorized to exercise the employer’s rights by Management (in Hungarian: “Igazgatóság”).

II.	SCOPE OF WORK

2.1.	The title of the Employee is: Sales Deputy Chief Executive Officer (in Hungarian: “Értékesítési vezérigazgató helyettes”).

2.2.	The responsibilities and duties of the Employee are to be described in the scope of work attachment to this Employment Contract that is to be issued at a later point in time.

2.3.	The Employee shall spend his working hours performing, and use his expertise to carry out, the assignments and duties arising from the scope of his work, and the Employee shall take all steps necessary in order to ensure the successful and profitable operation of the company.

III.	DURATION OF EMPLOYMENT

3.1.	The Employment Contract was executed on June 15, 2007, and is valid for an indefinite period.

As to the continuity of the employment of the Employee, the provisions of Section 9.4 shall be applicable.

IV.	REMUNERATION

4.1.	The Employee shall be entitled to a monthly salary as consideration for performing his duties. The amount of the basic monthly salary shall be:

HUF 2,250,000, that is, two million, two hundred and fifty thousand Forints.

(With respect to the period between May 1, 2007 and the date of the execution of this Employment Contract, the difference between the above salary and the salary paid by the previous employer of the Employee shall be transferred to the Employee during the month in which the Employee starts working at the Company.)

The basic salary includes the fee for the Employee to perform work related to the scope of work of the Employee, including the performance of such work in overtime. In respect of the performance of work outside of regular working (standby, overtime, and work performed on a resting day or on a bank holiday), the Employee is not entitled to extra remuneration.

The basic salary of the Employee shall be reviewed by the Employer each time raises are regularly given by the company, or independently from such raise, on an annual basis, and the Employer shall make a decision as to a salary raise for the Employee based upon the circumstances then existing (especially the efficiency of the work of the Employee and the inflation rate).

4.2.	The Employer shall pay the basic salary to the Employee, after having deducted taxes, by way of a transfer to the bank account of the Employee on the last working day of the month or on the first working day of the subsequent month, but no later than set out in the provisions of the Labor Code.

4.3.	The Employer shall pay a premium to the Employee above the amount of the basic salary, if certain goals are reached. The Employer and the Employee shall reach an agreement no later than the end of the first quarter of a given year specifying the requirements for the awarding of a premium in such given year,.

a.)	The basis of the premium shall be the amount of the basic salary paid to the Employee in the given year.

(Given year: refers to the calendar year or business year in which the mutually agreed goals to be completed for the payment of the premium are to be completed.)

b.)	The amount of the premium to be paid to the Employee is to be subsequently determined by the supervisor of the Employee for the given year during the course of an evaluation of the Employee. The maximum amount of the premium shall be 35%, and the Employee is entitled to such a premium on a pro rata basis from May 1, 2007. As a result of the evaluation, the amount of the premium payable may be lower than the aforementioned maximum, or no premium may be paid.

V.	FURTHER BENEFITS

5.1.	The Employee acknowledges that whether the benefits referred to in this Section V are actually provided to the Employee, as well as the amount of such benefits, depends upon the internal regulations of the Employer. Therefore, if due to a change in these internal regulations, these benefits cease to exist or the amount of these benefits changes, this does not constitute a breach of this Employment Contract on the part of the Employer; in such an event the contents of this Employment Contract – without the need of an amendment thereof – change in accordance with the change in the internal regulations.

5.2.	The Employer shall provide the Employee with a mobile phone so the Employee can perform his work duties.

5.3.	The Employer shall provide the Employee with a vehicle, with the model of the vehicle to be at the discretion of the Employer, for personal and official use, during the term of the employment, and in the case of the termination of the employment, until the last working day of the Employee, with the rules and regulations regarding the use of the vehicle being as set out in the applicable Vehicle Regulations of the Employer.

5.4.	The Employer shall reimburse the Employee for the out-of-pocket costs and expenses that arise in connection for the performance of his work duties, including the costs of business entertainment and travel, provided that the Employee informs the Employer of such costs and expenses, and provided that the Employee provides the relevant organizational unit with receipts showing the date, amount and description of the costs and expenses arising, upon the approval of the Employer.

5.5.	The Employer shall take out a life insurance and an accidental injury insurance policy benefiting the Employee, with the same terms and conditions as the insurance policies of the other management personnel of the company group. The premium for the insurance policy shall be fully paid by the Employer. If the employment is terminated, regardless of the reason for the termination, the Employee shall decide whether to maintain the insurance policy, at his own discretion, but the Employer shall no longer be obligated to pay the insurance premium.

VI.	PLACE OF WORK

6.1.	The place of work is the registered seat, sites and branch offices of the Employer.

6.2.	Should the Employer deem it necessary for the Employee to properly perform his work duties, the Employee may be required to work at the registered seat, site or branch office of another member of the company group to which the Employer belongs or which controls the company. In this case, the Employer shall reimburse the Employee for any costs and expenses arising from his compliance with this requirement (especially accommodation and travel costs).

The Parties agree that that the maximum duration that the Employer may request the Employee to perform his duties at a site other than the registered seat, sites and branch offices of the Employer is two months out of each calendar year. Should such period be exceeded, the Employee can be required to perform his work duties at a place other than the place defined in Section 6.1, based upon a separate agreement.

VII.	WORKING HOURS, VACATION/LEAVE

7.1.	The Employee shall perform his work duties with a flexible schedule that is suitable for the performance of his work duties.

7.2.	The Employee shall be entitled to vacation time, as set out in the provisions of the Labor Code relating to paid vacation. If the employment commences or is terminated during the calendar year, the Employee is entitled to vacation days on a pro rata basis.

VIII.	CONFLICT OF INTEREST, ETHICAL BEHAVIOUR, CONFIDENTIALITY

8.1.	Unless the Employer provides its prior written consent, the Employee shall not establish another employment relationship or other legal relationship that is aimed at the performance of work. This restriction does not apply to any legal relationship that was established with respect to the performance of scientific and educational activities.

8.2.	Unless the Employer provides its prior written consent, the Employee may not hold an executive officer position at a company that is not within the company group (managing director, member of management, member entitled to perform business management), and may not accept membership in a supervisory board of such a company.

8.3.	The Employee shall inform the Employer of any employment involving any legal relationship that is of the kind referred to in Section 8.1 or of any position that is of the kind referred to in Section 8.2 prior to the commencement thereof, but, at the latest, within 15 days of commencement thereof. As to the approval of such legal relationships, the Employer shall either approve or not approve the legal relationship in question prior to the commencement of such legal relationship or, if the Employee does not inform the Employer of such legal relationship until after its commencement, within 30 days of the Employer being so informed. The Employer shall not unreasonably deny such approval. Should the Employer refuse to provide such approval, the Employee shall terminate such legal relationship within 30 days, and provide evidence of such termination. Should the Employer be of the opinion that holding a position of the kind referred to in Section 8.2 would be a conflict of interest, the Employee shall vacate such position within 90 days, and the Employee shall provide evidence to the Employer that such position was vacated.

8.4.	The Employee acknowledges that if the Employee breaches any obligation of Sections 8.1, 8.2 or 8.3, the Employer is entitled to terminate this Employment Contract through ordinary termination, and if the Employer incurs any damages due to such a breach or the Employee does not cease the activities causing the conflict of interest after the Employer so requests, the Employer is entitled to terminate this Employment Contract by way of extraordinary termination.

8.5.

The Employee is obliged to notify the Employer if a close relative of the Employee becomes an employee of or establishes an employment relationship, as a member of management, as an executive officer or as a member of the supervisory board, with a business entity that is engaged in the same or similar activity as that of the Employer, or with a business entity that is in a regular business relationship with the Employer. A close relative, from the point of view of this notification obligation, is any of the following: a spouse; direct relative; adopted child; step-child; common law child; adoptive parents; step-parents and common law parents; and siblings.

8.6.	The Employee may not hold any interest – except for those in a public company limited by shares – in another organization that is engaged in the same or similar activity as that of the Employer, or in a business entity that is in a regular business relationship with the Employer.

8.7.	The Employee may not conclude a transaction, in his name or for his benefit, which is within the scope of the activities of the Employer.

8.8.	For the purposes of Sections 8.5., 8.6., 8.7., 8.12., telecommunication (electronic communication) shall be considered to be a similar activity.

8.9.	The Employee shall comply with an ethical code of conduct while performing his work duties, and within the framework of such ethical code, the Employee shall (a) avoid developing a business relationship with a business organization in which the Employee has a business interest, in any form, directly or indirectly, (b) not accept gifts that are of a greater value than common hospitality gifts in respect of negotiations with business partners, (c) not use a relationship with business partners for personal purposes, (d) refrain from providing or promising unlawful favors to any person within the scope of the business and services of the Employer. Should there be any uncertainty as to what is included in the foregoing list, the Employee shall consult his immediate superior.

8.10.	While carrying out his work duties, the Employee may have access to confidential information, the passing on of which to third parties may harm the business interests of the Employer.

Therefore, during the term of the employment, and during the three year period after the termination of the employment, the Employee shall not inform any third party of, and shall not provide any third party with, any information – regardless of the format – that is related to the business relations, transactions, clients, clientele, suppliers, invoices, business issues, investments or negotiations of the Employer, the company group managed by the Employer, or the company group of which the Employer is a member.

The Employee shall also not provide any third party with any information that is classified as confidential, directly or indirectly, or any information that the Employee should have recognized as confidential due to the scope of the work of the Employee.

Further to the above, at the time of the termination of the employment, the Employee shall also be obliged to hand over any data recording medium holding information that the Employee received during the time of the employment, or which resulted from the employment.

The Employee and the Employer hereby agree and acknowledge that until the termination of the employment, the Employer shall unilaterally declare if this confidentiality obligation is or is not binding upon the Employee. Should the Employer declare that this confidentiality obligation is binding, then, without any further negotiations and declarations, this agreement with the present contents shall be considered as concluded. As consideration for this confidentiality obligation, the Parties agree that an amount equal to three times the monthly basic salary shall be paid, in one lump sum, to the Employee by the Employer.

Should the Employer declare that the confidentiality obligation is not binding, or fail to make a declaration as to whether the confidentiality obligation is or is not binding, following the termination of the employment, the confidentiality obligation – and the aforementioned lump sum payment obligation of the Employer – shall cease to exist.

Should the Employee breach the confidentiality obligation set in this Section, the Employer is entitled to the reimbursement of the aforementioned lump sum payment made by the Employer, and, in addition to the amount of the lump sum, may request the payment of an amount equal to the lump sum as a general indemnity.

8.11.	In the case of the termination of the employment for any reason, within the one year period thereafter, the Employee shall not cause any employees of the Employer, or the company group under the management of the Employer or of which the Employer is a member, to terminate their employment, where such employees, at the time of the termination, were employed by the Employer or by any member of the company group.

8.12.	In the case of the termination of the employment for any reason, within the two year period thereafter, the Employee cannot engage in activities which are in competition with the activities with the Employer in Hungary, neither directly nor indirectly. Competition activities: any activities that may take place inside or outside of the regulated legal boundaries which may involve the use of the experience and business relations that the Employee gained while working for the Employer, with regards to the market position, scope of activities and business relations of the Employer, which violate the lawful business interests of the Employer.

With respect to the above, the following are considered as violating the lawful business interests of the Employer, though this list is not exclusive:

a.) The establishment of an employment or other legal relationship for the purpose of work in a business entity or other organization that operates or provides services in the same field as the field which represents the principal activity of the Employer (a competitor).

b.) The establishment of a membership in a competing company that requires a non-monetary personal contribution.

c.) Operations or the provision of services as a private entrepreneur, where such is the same as the principal activity of the Employer.

d.) The provision of services to a competing company as a member or an employee of a consulting organization.

The Employee and the Employer hereby agree and acknowledge that until the termination of the employment, the Employer shall unilaterally declare if this non-competition obligation is or is not binding upon the Employee. Should the Employer declare that this non-competition obligation is binding, then, without any further negotiations and declarations, this agreement with the present contents shall be considered as concluded. As consideration for this non-competition obligation, the Employer, on the last working day of the Employee, shall pay the Employee the amount set out below.

The then average monthly salary:

•	multiplied by six, if this non-competition obligation is valid for is 1 (one) year,

•	multiplied by twelve, if this non-competition obligation is valid for 2 (two) years.

Should the Employer declare that this non-competition obligation is not binding, or fail to make a declaration as to whether this non-competition obligation is or is not binding, following the termination of the employment, this non-competition obligation – and the aforementioned payment obligation of the Employer – shall cease to exist.

Should the Employee breach this non-competition obligation set in this Section, the Employer is entitled to the reimbursement of the aforementioned payment made by the Employer, and, in addition to the amount of the aforementioned payment, may request the payment of an amount equal to the amount of the aforementioned payment as a general indemnity.

IX.	TERMINATION OF EMPLOYMENT

9.1.	This Employment Contract may be terminated in accordance with the rules and regulations of the Labor Code.

9.2.	In the case of the termination of the employment by the Employer by way of ordinary termination, the required notice period of the termination shall be 12 (twelve) months, and in the case of the termination of the employment by the Employee by way of ordinary termination, the required notice period of the termination shall be 6 (six) months.

9.3.	At the time of the termination of the employment, on the last working day of the Employee, the Employer shall pay the Employee his salary and other benefits, and the Employer shall also provide the Employee with documents related to the employment, as set out by law.

9.4.	The Employer, in respect of the present employment, agrees to, within the meaning of the labor law, be the successor employer of the Employee with respect to the employment of the Employee with his former employer, that is, regarding the rights and obligations arising from the former employment, the Employer considers the employment of the Employee with his former employer as having been with the Employer. Name and address of the former employer: Pantel Kft., 1113 Budapest, Bocskai út 134.-146.

This succession, per the applicable labor law, shall primarily, though not exclusively, be taken into consideration in respect of the length of the notice period and the calculation of the severance payment by the Parties.

Based upon the above, the commencement date of the present employment is acknowledged as legally starting on August 9, 1999.

X.	CLOSING PROVISIONS

10.1.	The Employer and the Employee hereby acknowledge and agree that during preparation and negotiation of this Employment Contract, the Parties informed each other of all the facts or circumstances that are significant with respect to this Employment Contract.

10.2.	This Employment Contract summarizes and contains all the terms and agreements between the Employer and the Employee related to the employment.

10.3.	This Employment Contract was executed and delivered in two Hungarian language and two English language copies.

IN WITNESS whereof this Employment Contract has been executed by the Employer and the Employee, and is intended to be and is hereby delivered on the date written below.

Budaörs, June 15, 2007

Employer	Employee

AMENDMENT AGREEMENT TO THE EMPLOYMENT AGREEMENT

CONCLUDED BY AND BETWEEN

INVITEL Távközlési Szolgáltató Zártköruen Muködo Részvénytársaság

(registered seat: H-2040 Budaörs, Puskás Tivadar utca 8-10)

hereinafter referred to as the Employer

AND

Vágány Tamás

hereinafter referred to as the Employee

The Employer and the Employee hereby declare to make the following amendments to the employment agreement dated June 15, 2007 (the “Employment Agreement”).

Section IV “Remuneration” of the Employment Agreement is hereby supplemented with the following additional sub-Sections 4.4 and 4.5:

4.4.	In the event of a “Trigger Event” (as defined below) in which the per share consideration, determined on a fully diluted basis, to be received by holders of shares of the Hungarian Telephone and Cable Corp.’s (“HTCC”) common stock (the “Per Share Consideration”) shall, subject to this Section 4.4, equal at least U.S.$ 14.69 (the “Agreed HTCC Share Price), the Employee shall be entitled to a bonus (the “Transaction Bonus”) in an amount and subject to the terms set forth on Exhibit A attached hereto. For the avoidance of doubt, the Transaction Bonus shall only be payable with respect to the first Trigger Event to be completed and shall not be payable for any future Trigger Events.

For the purpose of this Section 4.4, “Trigger Event” shall mean the first to occur of (i) any transaction or series of transactions, including a consolidation or merger of the Employer, where the direct or indirect shareholders of the Employer, immediately prior to such transaction or series of transactions, would not, immediately after such transaction or series of transactions, beneficially own (as such term is defined in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the surviving entity (or its ultimate parent) of such transaction or series of related transactions or (ii) a sale by the Employer of all or substantially all of its assets (other than to an Affiliate of the Employer). As used in this Section 4.4, “Affiliate” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each, a “Person”), which, directly or indirectly, owns more than 50% of the voting securities or partnership or other membership or ownership interests of, or controls, or is owned or controlled by, or is under common control with, the Employer; for the purpose of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

In the event of any change in the outstanding common stock of HTCC as a result of any stock split, spin-off, stock dividend, reverse stock split, stock combination or reclassification, recapitalization or merger, or similar event, the Agreed HTCC Share Price shall be adjusted appropriately to take account of such change.

4.5.	In the event that the Employment Agreement is terminated by the Employer for “Cause” (as defined below) or by the Employee without “Good Reason” (as defined below) prior to a Trigger Event, the Employee shall not be entitled to any Transaction Bonus. In the event the Employment is terminated by the Employer without Cause or by the Employee for Good Reason prior to a Trigger Event, the Employee shall be entitled to a pro rata portion of the Transaction Bonus (payable at such time as the Transaction Bonus would be payable pursuant to Section 4.4) calculated as follows: the Transaction Bonus, multiplied by the fraction in which the numerator is the number of actual days between 27 April 2007 and the date of the termination of the employment of the Employee, and the denominator is the number of days between 27 April 2007 and the date of the Trigger Event.

A termination of the Employment Agreement by the Employer shall be for “Cause” for the purpose of this Section 4.5 if terminated by the Employer as a result of: (a) a material breach of the Employment Agreement by the Employee, where the Employer has provided notice to the Employee of such breach and the Employee shall have failed to cure such material breach within 15 days after receipt of said notice; (b) an act of gross misconduct by the Employee or repeated or continued (after written warning) other serious breach of the Employee’s instructions of the CEO and/or CFO of Invitel/HTCC; (c) the Employee being convicted of any criminal offence punishable with imprisonment which directly or indirectly harms the Employer or any Affiliate of the Employer, or prevents the Employee from performing its employment obligations; (d) the Employee having committed any material act of dishonesty relating to the Employer or an Affiliate of the Employer or any of its employees or otherwise; or (e) the repeated or continued (after written warning) underperformance of the Employee of his/her tasks and duties in his/her capacity as employee of the Employer, such underperformance to be determined in the sole discretion of the CEO and/or CFO of Invitel/HTCC.

A termination of the Employment Agreement by the Employee shall be for “Good Reason” for the purpose of this Section 4.5 if terminated by the Employee as a result of a breach by the Employer and/or any of its Affiliates of any material provision of the Employment Agreement or any other agreement between the Employer or any of its Affiliates and the Employee.

Sections not affected by this Amendment Agreement shall remain unchanged.

INVITEL Távközlési Szolgáltató Zártköruen Muködo Részvénytársaság Employer	Vágány Tamás Employee

Exhibit A

Upon the completion of a Trigger Event, as described in Section 4.4 above, the Transaction Bonus shall be calculated as follows:

1.	3.85% of U.S.$ 4 million, plus

2.	3.85% of the net present value (using a discount rate of 10% per annum) of 10% of the increase in the equity value of the Employer implied by the increase in the Per Share Consideration (as defined below) over the Agreed HTCC Share Price, but not less than zero, plus

3.	the net present value (using a discount rate of 10% per annum) of the amount in U.S. dollars by which the Per Share Consideration is greater than U.S.$ 14.69 multiplied by 40,133.

“Per Share Consideration” shall mean the per share fair market value of any consideration to be paid to shareholders of HTCC common stock in connection with any Trigger Event.

For purposes hereof, equity value shall be determined by multiplying the Per Share Consideration or the Agreed HTCC Share Price, as the case may be, by the total number of shares of HTCC common stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, in the case of the Per Share Consideration and on 27 April 2007, in the case of the Agreed HTCC Share Price.

The table below sets forth for illustrative purposes the amount of the Transaction Bonus owing to the Employee presuming the occurrence of a Trigger Event on 27 April 2008 at the different Per Share Consideration levels set forth below:

Per Share Consideration	Transaction Bonus Amount
U.S.$ 19.00	U.S.$ 540,000
U.S.$ 20.00	U.S.$ 630,000
U.S.$ 21.00	U.S.$ 720,000
U.S.$ 22.00	U.S.$ 810,000
U.S.$ 23.00	U.S.$ 900,000

In the event of any change in the outstanding HTCC common stock as a result of any stock split, spin-off, stock dividend, reverse stock split, stock combination, or reclassification, recapitalization, or similar event, the HTCC Agreed Share Price shall be adjusted appropriately to take account of such change.